Exhibit 99.1

Intelsat Reports Fourth Quarter and Full Year 2007 Results

Record Annual Revenues of $2.2 Billion

Fourth Quarter Revenues Advance 6 Percent to a Record $576 Million

Pembroke, Bermuda, March 20, 2008

Intelsat, Ltd., the world’s leading provider of fixed satellite services, today reported results for the three month period and fiscal year ended December 31, 2007.

Intelsat, Ltd. reported revenue of $575.5 million and a net loss of $2.6 million for the three months ended December 31, 2007. The company also reported Intelsat, Ltd. EBITDAi , or earnings before interest, taxes and depreciation and amortization, of $419.0 million, and Adjusted EBITDAi for Intelsat Bermudaii of $439.3 million, or 76 percent of revenue, for the three months ended December 31, 2007.

For the full year ended December 31, 2007, Intelsat, Ltd. reported revenue of $2,183.1 million and a net loss of $191.9 million. The company also reported Intelsat, Ltd. EBITDA of $1,599.9 million, and Adjusted EBITDA for Intelsat Bermuda of $1,678.1 million, or 77 percent of revenue, for the full year period.

Intelsat CEO Dave McGlade commented, “In 2007, Intelsat demonstrated the ability to deliver revenue growth, improved operating profit margins and positive free cash flow from operations even as we made significant investments in our fleet. Our fourth quarter results provided a strong finish to a good year, with revenue growth in excess of seven percent over the prior year quarter after excluding our legacy channel service offering.

“We believe Intelsat is well positioned as an infrastructure provider of choice in each of the customer sets and regions served by our global network. Applying our ‘plan global, act local’ business philosophy, our capacity is powering economic growth at every phase of development,” McGlade continued. “From enabling wireless network expansions in developing regions, to delivering television programming as consumer applications develop, our business model provides us with visibility and predictability as we grow. This is reflected in our backlog of future revenues, which increased at year end to $8.2 billion.”

2007 Operational Highlights

•

Intelsat delivered over 40 high definition video channels to the North American and European continents and continued to add new ethnic program distribution agreements with regional programmers such as View Africa, Russian TV Times and Mega TV Network.

•

Intelsat’s system average fill rate on its 2,218 station-kept transponders increased to 76 percent at year end 2007 as compared to 70 percent at year end 2006 due primarily to increased demand for new services and expansions of existing services.

•

Intelsat furthered its penetration of the global direct-to-home television platform sector, with 27 platforms provided globally, and a multi-year agreement for a new satellite named the Intelsat 16, a satellite dedicated to power SKY Mexico and SKY Brazil DTH offerings in Latin America.

•

Intelsat expanded its portfolio of service offerings to support an increasing array of mobile applications, including Network Broadband Global Maritime services, Global Reach wireless extension services, and Intelsat uPod, a high and standard definition satellite news gathering service.

•

Intelsat demonstrated its commitment to smart, small investments to enhance the presence of its global network by contracting for 10 transponders on the THOR 6 satellite to be located at the 1 degree west longitude orbital location it shares with Telenor. The satellite is expected to be launched in the second quarter of 2009 and will support Intelsat’s growing DTH community at that location.

•

Intelsat completed $544 million in capital investments during the year, primarily for replacement capacity. Intelsat successfully launched three replacement satellites in 2007, providing refreshed capacity for services in the Americas. The fully integrated and centrally managed Intelsat global network currently includes 53 in-orbit satellites.

•

Intelsat announced a $460 million to $500 million capital expenditure program for 2008, featuring the completion and launch of two replacement satellites and the continued manufacturing of three other satellites.

Financial Results for the Three Months Ended December 31, 2007

Total revenue of $575.5 million increased by $32.3 million, or 6 percent, for the three months ended December 31, 2007 as compared to $543.2 million for the three months ended December 31, 2006. Growth trends included increased sales of transponder services and managed services to network services customers and customers of our government business. Favorable revenue trends also included increased demand and improved terms for services sold to existing and new customers in Europe, Asia Pacific and Latin America.

Revenue trends by service type for the three month period ended December 31, 2007 as compared to the three month period ended December 31, 2006 were as follows:

•

Transponder services revenue increased by $22.0 million to $434.1 million, due primarily to increased demand for services from network services customers for wireless, data and Internet-related applications in Europe and Latin America, and modest increases in services sold to media customers.

•

Managed services revenue increased by $18.3 million to $73.0 million, primarily driven by the growth of Internet-related and network broadband services sold to network services customers. Revenue for managed broadband services to customers of our government business and managed video services to media customers also increased as compared to the prior comparable three month period.

•

Mobile satellite services and other revenue decreased by $3.3 million to $29.6 million. The decrease was primarily due to a decrease in revenues from satellite related services of $7.9 million, offset in part by an increase in the use of mobile satellite services by customers of our government business of $4.6 million as compared to the prior comparable three month period.

•

Legacy channel services revenue declined by $4.6 million to $38.8 million. The decline in legacy channel services revenue reflected the continued migration of point-to-point satellite traffic to fiber optic cables across transoceanic routes, a trend that we expect will continue, and the continued optimization of customer networks.

Total operating expenses for the three months ended December 31, 2007 increased by $9.5 million, or 3 percent, to $354.1 million as compared to $344.6 million for the same period in 2006, with the increase primarily due to an increased loss on an undesignated interest rate swap of $11.5 million, and changes in direct costs of revenue and selling, general and administrative costs, as described below.

Direct costs of revenue decreased by $1.6 million, or 2.0 percent, to $85.9 million for the three months ended December 31, 2007 as compared to the same period in 2006. The decrease was due primarily to:

•	lower cost of sales related to reduced satellite-related services contracts;

•	reduced staff costs as a result of integration synergies; offset in part by

•	increased earth station costs related to non-capitalized costs of our terrestrial infrastructure that is used to deliver managed services; and

•	unusually low expenses in the fourth quarter of 2006 due to credits resulting from the adjustment of certain accruals.

Selling, general and administrative expenses increased by $4.1 million, or 8 percent, to $60.9 million for the three months ended December 31, 2007 as compared to the three months ended December 31, 2006. The increase was due in part to:

•	increased property taxes in comparison to the fourth quarter of 2006, which had lower costs due to the adjustment of certain accruals; and

•

higher bad debt expenses due to the conforming of the bad debt reserve across our integrated business and collection concerns related to certain accounts in North America and Venezuela; partially offset by

•	lower overall fees for professional services.

Depreciation and amortization of $196.1 million for the three months ended December 31, 2007 was nearly unchanged as compared to the three months ended December 31, 2006. This result was primarily due to reduced depreciation from a number of satellites becoming fully depreciated in 2006 and 2007, offset by increased depreciation for the Galaxy 17 and Intelsat 11 satellites put into service in 2007.

Restructuring and transaction costs declined to $2.2 million for the three months ended December 31, 2007 as compared to the three months ended December 31, 2006 due to reduced activity with respect to the PanAmSat integration, which was substantially completed in 2007.

Interest expense, net consists of the gross interest expense we incur less the amount of interest we capitalize related to capital assets under construction and less interest income earned during the year. Interest expense, net decreased by $13.7 million, or 6 percent, to $233.9 million for the three months ended December 31, 2007 as compared to the same period in 2006. The decrease in interest expense was principally due to the favorable impact of the refinancing of Intelsat’s $600 million bridge loan, amendments to Intelsat’s credit facilities, and a borrowing under a new unsecured credit agreement in order to redeem certain outstanding floating rate notes, all in the first quarter of 2007. The decrease was also attributable to $16.0 million of interest that was capitalized during the three months ended December 31, 2007 due to increased levels of capital expenditures, as compared to $11.7 million during the three months ended December 31, 2006. The non-cash portion of interest expense of $20.4 million in the 2007 period included the amortization and accretion of discounts and premiums recorded on existing debt.

Financial Results for the Year Ended December 31, 2007

Results for the year ended December 31, 2007 reflect the full year impact of the July 3, 2006 acquisition (the “PanAmSat Acquisition”) of PanAmSat Holding Corporation (“PanAmSat”), which was subsequently renamed Intelsat Holding Corporation. Results for the year ended December 31, 2006 are not pro forma for the PanAmSat Acquisition and therefore include only six months of PanAmSat’s operations.

Revenue for the year ended December 31, 2007 of $2,183.1 million increased $520.4 million as compared to the year ended December 31, 2006, primarily due to the inclusion of a full twelve months of revenue during 2007 for acquired PanAmSat operations, including G2 Satellite Solutions. Excluding the impact of the acquired PanAmSat operations, revenue increased by $81.7 million primarily due to the following:

•

Transponder services – an increase of $69.4 million due primarily to increased demand and new and renewed services and improved pricing primarily in the Europe, Africa and North America, excluding $11.8 million in one-time contract termination fees received during the year ended December 31, 2006 with no similar amounts recorded in 2007.

•

Managed services – an increase of $40.0 million primarily due to growth in network services of international trunking, international private line, and network broadband services; an increase of approximately $10.2 million from higher demand for broadband services sold by our government business and an increase of $9.2 million due primarily to a reclassification of the revenues generated from certain multiplexed services from transponder services to managed services.

•

Channel services – a decrease of $40.7 million due in part to one-time contract termination fees received during the year ended December 31, 2006 of $20.6 million and in part to continued declines year over year from the continued migration of point-to-point satellite traffic and optimization of customer networks, described in the quarterly comparison above.

•	Mobile satellite services and other – an increase of $5.0 million due to increased use of mobile satellite services by customers of our government business.

Total operating expenses for the year ended December 31, 2007 increased by $106.0 million, or 8 percent, to $1,367.1 million as compared to the same period in 2006, primarily due to increased costs related to the acquired operations of PanAmSat, offset in part by:

•	$49 million in asset impairment costs recorded in 2006 due to an anomaly experienced by our IS-802 satellite, for which there were no impairments recorded in 2007; and

•	$26.5 million in restructuring costs recorded in 2006 as a result of the PanAmSat Acquisition, compared to $9.3 million in similar restructuring costs recorded in 2007.

Direct costs of revenue (exclusive of depreciation and amortization) increased by $49.3 million, or 18 percent, to $323.6 million for the year ended December 31, 2007 as compared to the year ended December 31, 2006. The increase was primarily due to:

•

an increase of $7.7 million in staff-related expenses, primarily due to an additional six months of expenses related to the acquired operations of PanAmSat, net of lower staffing costs as a result of integration activities;

•

an increase of $6.7 million in office and occupancy costs, including higher expenses associated with the centralization of our customer service operations center in Georgia and the increased number of teleports related to the acquired operations of PanAmSat;

•

an increase of $14.4 million in earth station expenses, primarily due to an additional six months of expenses related to the additional teleports acquired with the PanAmSat, as well as expenses incurred to improve our terrestrial infrastructure between our various teleports;

•

an increase of $8.0 million in cost of sales primarily due to the purchase of capacity from other satellite providers to support services provided by our government business, including the acquired operations of G2 Satellite Solutions, partially offset by lower sales of customer premise equipment; and an increase of $6.5 million in satellite construction program management costs in connection with our satellite-related services customers.

Selling, general and administrative expenses increased by $40.3 million, or 20 percent, to $238.5 million for the year ended December 31, 2007 as compared to the year ended December 31, 2006. The increase was primarily due to:

•

an increase of $9.4 million in staff-related expenses, primarily due to an additional six months of expenses related to the acquired operations of PanAmSat, net of lower staffing costs as a result of integration activities;

•

an increase of $9.3 million related to expenses incurred to support our integration activities, and other merger and acquisition activities, including expenses incurred during the year ended December 31, 2007 related to the acquisition of the company’s parent by funds advised by BC Partners Holdings Ltd., Silver Lake Partners and other equity investors;

•	an increase of $8.8 million of higher bad debt expense due to non-payment by certain customers, and an additional six months of expenses related to the acquired operations of PanAmSat;

•

an increase of $6.2 million primarily related to higher monitoring fees to our former sponsor owners in connection with the inclusion of a full year of operating results from PanAmSat as compared to only six months included during the year ended December 31, 2006; and

•	other increases related to the acquisition of the PanAmSat operations, including higher property taxes.

Depreciation and amortization expense increased by $82.6 million, or 12 percent, to $784.1 million for the year ended December 31, 2007, as compared to the year ended December 31, 2006. This increase was primarily due to:

•	an increase of $107.6 million in depreciation expense from the addition of PanAmSat’s satellites to our fleet;

•	an increase of $28.0 million in amortization expense from customer relationships and backlog related to the PanAmSat Acquisition; and

•	an increase of $7.9 million in deprecation expense resulting from the placement of Galaxy 17 and Intelsat 11 into service during 2007; partially offset by

•	a decrease of $63.3 million due to six satellites being fully depreciated.

Interest expense, net increased by $268.6 million, or 37 percent, to $992.8 million for the year ended December 31, 2007 as compared to the year ended December 31, 2006. The increase in interest expense was principally due to the incurrence or assumption of approximately $6.4 billion of additional indebtedness in the PanAmSat Acquisition, along with the following:

•	an increase of $28.1 million associated with the write-off of financing costs due to refinancing activity in 2007; and

•

an increase of $10.0 million due to a redemption premium paid in connection with the redemption of Intelsat Subsidiary Holding Company, Ltd.’s $1.0 billion Floating Rate Senior Notes due 2012 in connection with a refinancing in the first quarter of 2007; partially offset by

•	a decrease of $28.2 million due to higher interest capitalized during the year ended December 31, 2007 as a result of an increased number of satellites under construction; and

•

a decrease resulting from a reduction in interest rates related to variable rate debt instruments and the decrease in interest expense in connection with certain refinancings completed in the first quarter of 2007.

Non-cash interest expense of $76.9 million primarily consisted of the amortization and accretion of discounts and premiums recorded on existing debt.

Other expense, net was $0.1 million for the year ended December 31, 2007 compared to $27.2 million for the year ended December 31, 2006. This $27.1 million decrease was primarily related to a decrease of $25.1 million in equity method losses from our investment in the satellite-based broadband services provider, WildBlue Communications, Inc., or WildBlue, for the year ended December 31, 2006 as compared to the year ended December 31, 2007. During the six months ended June 30, 2007, cumulative equity method losses exceeded our original investment and, as a result, no additional losses from WildBlue were recognized.

EBITDA, Adjusted EBITDA and Other Financial Metrics

Intelsat, Ltd. EBITDA of $419.0 million, or 73 percent of revenue, for the three months ended December 31, 2007 reflected an increase of $31.5 million from $387.5 million, or 71 percent of revenue, for the same period in 2006, due primarily to higher revenues as described above. Intelsat, Ltd. EBITDA of $1,599.9 million, or 73 percent of revenue, for the year ended December 31, 2007 reflected an increase of $524.1 million from $1,075.8 million, or 65 percent of revenue, for the full year 2006. These increases were primarily attributable to the acquired PanAmSat operations and the absence in 2007 of satellite impairment and restructuring costs that were incurred in 2006.

Intelsat Bermuda Adjusted EBITDA increased by $22.0 million to $439.3 million, or 76 percent of revenue, for the three months ended December 31, 2007 from $417.3 million, or 77 percent of revenue, for the same period in 2006. For the year ended December 31, 2007, Intelsat Bermuda Adjusted EBITDA increased by $424.6 million to $1,678.1 million, or 77 percent of revenue, from $1,253.5 million, or 75 percent of revenue, for the same period in 2006.

At December 31, 2007, Intelsat’s backlog, representing expected future revenue under contracts with customers, was $8.2 billion. At September 30, 2007, Intelsat’s backlog was $7.9 billion.

Intelsat management has reviewed the data pertaining to the use of the Intelsat system and is providing revenue information with respect to that use by customer set and service type in the following tables. Intelsat management believes this provides a useful perspective on the changes in revenue and customer trends over time.

Revenue Percentage Contribution Comparison by Customer Set

and Service Type

By Customer Set

	Three Months Ended December 31,		Year Ended December 31,
	2006	2007	2006	2007
Network Services	46%	47%	53%	47%
Media	37%	36%	30%	37%
Government	13%	14%	15%	14%
Other	4%	3%	2%	2%

By Service Type

	Three Months Ended December 31,		Year Ended December 31,
	2006	2007	2006	2007
Transponder Services	76%	75%	73%	76%
Managed Services	10%	13%	10%	12%
Channel	8%	7%	12%	7%
Mobile Satellite Services/Other	6%	5%	5%	5%

Free Cash Flow from Operations and Capital Expenditures

Intelsat generated free cash flow from operationsi of $13.4 million during the year ended December 31, 2007. Free cash flow from operations is defined as net cash provided by operating activities, less payments for satellites and other property, plant and equipment and associated capitalized interest. Payments for satellites and other property, plant and equipment during the year ended December 31, 2007 totaled $543.6 million.

The company currently has orders outstanding for five satellites, which will be built over a remaining period of two years. In 2008 we expect to launch two satellites, Galaxy 18 and Galaxy 19, in the second quarter and third quarter of 2008, respectively. Our remaining three satellites on order are expected to be launched in 2009. We expect our 2008 total capital expenditures to range from approximately $460 million to $500 million.

New Sponsors Acquisition Closes with Fully Committed Financing Package

On February 4, 2008, the company announced the successful closing of the acquisition of all of the primary equity ownership of its parent, Intelsat Holdings, Ltd., by Intelsat Global, Ltd. (formerly known as Serafina Holdings Limited), an entity controlled by funds advised by BC Partners Holdings Ltd., Silver Lake Partners and certain other equity investors. Immediately following the consummation of the transaction, Intelsat (Bermuda), Ltd. transferred certain of its assets and liabilities to a new wholly-owned subsidiary, Intelsat Jackson Holdings, Ltd., and assumed certain debt obligations entered into by a subsidiary of Intelsat Global, Ltd. in order to effect the transaction and refinance certain existing debt of Intelsat. The assumed debt includes a bridge financing comprised of two tranches, a $2.81 billion cash pay senior unsecured bridge loan and a $2.15 billion PIK election senior unsecured bridge loan.

The acquisition results in a change of control under the indentures governing certain of Intelsat’s outstanding notes and the credit agreement governing certain of Intelsat’s outstanding term loans, which require the company to repurchase such notes or repay such loans at a price of 101 percent of the principal amount, plus accrued interest to the date of the repurchase or repayment. The first of these change of control offers was launched on March 5, 2008 in accordance with the timelines specified by the issues’ indentures. Any debt repurchased by the company as a result of the change of control provisions can be financed by committed backstop facilities at each respective entity. If the backstops are used to fund the change of control offers, the terms for guarantees, ranking and events of default are expected to be substantially identical to the respective existing securities and loans, and the covenants are expected to be similar as well.

End Notes

[i]

In this release, financial measures are presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. All EBITDA, Adjusted EBITDA, free cash flow from operations figures and related margins included in this release are non-GAAP financial measures. Please see the consolidated financial statements below for information reconciling non-GAAP financial measures to comparable GAAP financial measures. Intelsat Bermuda Adjusted EBITDA is a term based on Adjusted EBITDA, as defined in the indentures governing senior notes issued by Intelsat (Bermuda), Ltd., or Intelsat Bermuda, on July 3, 2006 and January 12, 2007. Please see the reconciliations of Intelsat Bermuda Adjusted EBITDA to Intelsat, Ltd. EBITDA provided with the consolidated financial statements below.

ii	Intelsat Bermuda and its subsidiaries include all the entities (both legacy Intelsat and legacy PanAmSat) that conduct the post-acquisition company’s operations.

Conference Call Information

Intelsat management will host a conference call with investors and analysts at 11:00 a.m. ET on March 20, 2007 to discuss the company’s financial results for the fourth quarter of 2007. Access to the live conference call will also be available via the Internet at the Intelsat Web site: www.intelsat.com/investors.

To participate on the live call, United States-based participants should call (866) 800-8652. Non-U.S. participants should call +1 (617) 614-2705. The participant pass code is 84341724. Participants will have access to a replay of the conference call through Thursday, March 27, 2008. The replay number for U.S.-based participants is (888) 286-8010 and for non-U.S. participants is +1 (617) 801-6888. The participant pass code is 33580063.

About Intelsat

Intelsat is the leading provider of fixed satellite services (FSS) worldwide, serving the media, network services and government customer sectors, enabling people and businesses everywhere constant access to information and entertainment. Intelsat offers customers a greater business potential by providing them access to unrivaled resources with ease of business and peace of mind. Our services are utilized by an extensive customer base, including some of the world’s leading media and communications companies, multinational corporations, Internet service providers and government/military organizations. Real-time, constant communication with people anywhere in the world is closer, by far.

Contact:

Dianne VanBeber

Vice President, Investor Relations and Corporate Communications

dianne.vanbeber@intelsat.com

+1 202 944 7406

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Important factors that could cause actual results to, differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Some of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward looking statements include: risks associated with operating our in-orbit satellites; satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance; our ability to obtain new satellite insurance policies with financially viable insurance carriers on commercially reasonable terms or at all, as well as the ability of our insurance carriers to fulfill their obligations; possible future losses on satellites that are not adequately covered by insurance; domestic and international government regulation; changes in our revenue backlog or expected revenue backlog for future services; pricing pressure and overcapacity in the markets in which we compete; inadequate access to capital markets; the competitive environment in which we operate; customer defaults on their obligations owed to us; our international operations and other uncertainties associated with doing business internationally; and litigation. In connection with the recently completed New Sponsors Acquisition, factors that may cause results or developments to differ materially from the forward-looking statements made in this news release include, but are not limited to: our substantial level of indebtedness following completion of the New Sponsors Acquisition; certain covenants in our debt agreements following completion of the New Sponsors Acquisition; the ability of our subsidiaries to make distributions to us in amounts sufficient to make required interest and principal payments; and risks that the New Sponsors Acquisition disrupts our current plans and operations and the potential difficulties in employee retention, including key members of our senior management, as a result of the transaction. Known risks include, among others, the risks included in Intelsat’s annual report on Form 10-K for the year ended December 31, 2007 and its other filings with the U.S. Securities and Exchange Commission, the political, economic and legal conditions in the markets we are targeting for communications services or in which we operate and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Three Months Ended December 31, 2006	Three Months Ended December 31, 2007
Revenue	$543,212	$575,530
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	87,482	85,893
Selling, general and administrative	56,796	60,937
Depreciation and amortization	196,315	196,118
Impairment of asset value	—	—
Restructuring costs	6,550	2,170
Loss on undesignated interest rate swap	(2,597)	8,939

Total operating expenses	344,546	354,057

Income from operations	198,666	221,473
Interest expense, net	247,607	233,886
Other income (expense), net	(7,480)	1,414

Loss from operations before income taxes	(56,421)	(10,999)
Provision for (benefit from) income taxes	6,934	(8,424)

Net loss	$(63,355)	$(2,575)

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Year Ended December 31, 2006	Year Ended December 31, 2007
Revenue	$1,662,666	$2,183,079
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	274,280	323,557
Selling, general and administrative	198,189	238,490
Depreciation and amortization	701,517	784,120
Impairment of asset value	48,974	—
Restructuring costs	26,452	9,258
Loss on undesignated interest rate swap	11,731	11,699

Total operating expenses	1,261,143	1,367,124

Income from operations	401,523	815,955
Interest expense, net	724,141	992,750
Other expense, net	(27,246)	(137)

Loss before income taxes	(349,864)	(176,932)
Provision for income taxes	18,850	14,957

Net loss	$(368,714)	$(191,889)

INTELSAT, LTD.

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA

($ in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2007	2006	2007
Net loss	$(63,355)	$(2,575)	$(368,714)	$(191,889)
Add:
Interest expense, net	247,606	233,886	724,141	992,750
Provision for (benefit from) income taxes	6,933	(8,424)	18,850	14,957
Depreciation and amortization	196,316	196,118	701,517	784,120

EBITDA	$387,500	$419,005	$1,075,794	$1,599,938

EBITDA margin	71%	73%	65%	73%

Note:

Intelsat, Ltd. EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the fixed satellite services sector, and Intelsat presents Intelsat, Ltd. EBITDA to provide further information with respect to its operating performance. Intelsat, Ltd. EBITDA margin is defined as Intelsat, Ltd. EBITDA divided by total revenues. Intelsat uses Intelsat, Ltd. EBITDA as one criterion for evaluating its performance relative to that of its peers. Intelsat believes that Intelsat, Ltd. EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, Intelsat, Ltd. EBITDA and Intelsat, Ltd. EBITDA margin are not measures of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider Intelsat, Ltd. EBITDA or Intelsat, Ltd. EBITDA margin as an alternative to operating or net income or operating or net income margin, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.

INTELSAT, LTD.

UNAUDITED RECONCILIATION OF CASH FLOW FROM OPERATIONS TO

INTELSAT BERMUDA ADJUSTED EBITDA AND SUB HOLDCO ADJUSTED EBITDA

($ in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2007	2006	2007
Reconciliation of net cash provided by operating activities to net loss:
Net cash provided by operating activities	$138,397	$126,872	$448,556	$557,021
Depreciation and amortization	(196,316)	(196,117)	(701,517)	(784,120)
Impairment of asset value	—	—	(48,974)	—
Provision for doubtful accounts	(2,893)	(5,954)	(3,411)	(12,199)
Foreign currency transaction gain (loss)	(167)	(326)	(124)	482
Gain (loss) on disposal of assets	(26)	—	481	(262)
Share-based compensation expense	(2,503)	(1,261)	(2,666)	(5,046)
Compensation cost paid by parent	(795)	—	(18,146)	(288)
Deferred income taxes	14,767	29,693	14,876	37,701
Amortization and write-off of bond discount and issuance costs	(11,667)	(20,445)	(76,905)	(105,011)
Share in gains (losses) of affiliates	(8,110)	46	(32,410)	(6,838)
Loss on undesignated interest rate swap	(83)	(11,943)	(16,778)	(21,596)
Loss on prepayment of debt and other non-cash items	—	(3,403)	—	(13,351)
Changes in assets and liabilities	6,041	80,264	68,304	161,618

Intelsat, Ltd. net loss	(63,355)	(2,574)	(368,714)	(191,889)

Add (Subtract):
Interest expense, net	247,606	233,886	724,141	992,750
Provision for (benefit from) income taxes	6,934	(8,425)	18,850	14,957
Depreciation and amortization	196,316	196,118	701,517	784,120

Intelsat, Ltd. EBITDA	387,501	419,005	1,075,794	1,599,938

Add (Subtract):
Parent and intercompany expenses, net	5,230	4,343	16,330	16,481
Compensation and benefits	3,002	491	7,182	4,980
Restructuring costs	6,550	2,170	26,452	9,258
Acquisition related expenses	5,527	5,708	17,652	23,871
Equity investment losses (gains)	8,110	(46)	32,410	7,238
Satellite impairment charge	—	—	48,974	—
Loss on undesignated interest rate swap	(2,597)	8,939	11,731	11,699
Non-recurring and other non-cash items	5,602	2,194	23,795	19,404
Satellite performance incentives	(1,607)	(3,517)	(6,784)	(14,726)

Intelsat Bermuda Adjusted EBITDA	417,318	439,287	1,253,536	1,678,143

Intelsat Bermuda Adjusted EBITDA Margin	77%	76%	75%	77%
Add (Subtract):
Intelsat Corp Adjusted EBITDA	(171,661)	(187,508)	(340,498)	(710,660)
Parent and Intercompany expenses	4,472	23	6,059	229
Non-recurring and other non-cash expense	—	—
Acquisition related expenses	(215)	—	(215)	—
Satellite performance incentives	1,607	3,517	6,784	14,726

Sub Holdco Adjusted EBITDA	$251,521	$255,319	$925,666	$982,438

Note:

Intelsat calculates a measure called Intelsat Bermuda Adjusted EBITDA, based on the term Adjusted EBITDA, as defined in the indentures governing senior notes issued by Intelsat Bermuda on July 3, 2006 and January 12, 2007. Intelsat Bermuda Adjusted EBITDA consists of Intelsat, Ltd. EBITDA as adjusted to exclude or include certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under these indentures as described in the table above. Intelsat Bermuda Adjusted EBITDA as presented above is calculated only with respect to Intelsat Bermuda and its subsidiaries. Intelsat Bermuda Adjusted EBITDA is a material component of certain ratios used in these indentures, such as the unsecured indebtedness leverage ratio and the secured indebtedness leverage ratio. Intelsat Bermuda Adjusted EBITDA Margin is defined as Intelsat Bermuda Adjusted EBITDA divided by Intelsat Bermuda total revenues.

Intelsat also calculates a measure called Sub Holdco Adjusted EBITDA, based on the term Consolidated EBITDA, as defined in the Credit Agreement of Intelsat Subsidiary Holding Company, Ltd. (“Intelsat Sub Holdco”) dated as of July 3, 2006, as amended. Sub Holdco Adjusted EBITDA consists of EBITDA as adjusted to exclude certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under the Credit Agreement as described in the table above. Sub Holdco Adjusted EBITDA as presented above is calculated only with respect to Intelsat Sub Holdco and its subsidiaries. Sub Holdco Adjusted EBITDA is a material component of certain covenant ratios used in the Credit Agreement that apply to Intelsat Sub Holdco and its subsidiaries, such as the secured debt leverage ratio and total leverage ratio.

Intelsat Bermuda Adjusted EBITDA, Sub Holdco Adjusted EBITDA and Intelsat Bermuda Adjusted EBITDA Margin are not measures of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider Sub Holdco Adjusted EBITDA, Intelsat Bermuda Adjusted EBITDA or Intelsat Bermuda Adjusted EBITDA Margin as alternatives to operating or net income or operating or net income margin, determined in accordance with GAAP, as indicators of Intelsat’s operating performance, or as alternatives to cash flows from operating activities, determined in accordance with GAAP, as indicators of cash flows or as measures of liquidity.

INTELSAT, LTD.

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	As of December 31, 2006	As of December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$583,656	$426,569
Receivables, net of allowance of $29,946 in 2006 and $32,788 in 2007	301,018	316,593
Deferred income taxes	42,403	44,944
Tax indemnification receivable	34,009	—
Prepaid expenses and other current assets	22,874	63,139

Total current assets	983,960	851,245
Satellites and other property and equipment, net	4,729,135	4,586,348
Goodwill	3,908,032	3,900,193
Non-amortizable intangible assets	1,676,600	1,676,600
Amortizable intangible assets, net	785,004	691,490
Other assets	318,677	347,456

Total assets	$12,401,408	$12,053,332

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$142,278	$139,613
Taxes payable	72,547	984
Employee related liabilities	71,267	50,006
Customer advances for satellite construction	41,543	30,610
Accrued interest payable	243,918	176,597
Current portion of long-term debt	69,817	77,995
Deferred satellite performance incentives	18,374	24,926
Other current liabilities	105,025	117,994

Total current liabilities	764,769	618,725

Long-term debt, net of current portion	11,209,798	11,187,409
Deferred satellite performance incentives, net of current portion	132,449	124,331
Deferred revenue, net of current portion	148,867	167,693
Deferred income taxes	460,207	411,978
Accrued retirement benefits	98,573	82,340
Other long-term liabilities	128,086	183,240

Total liabilities	12,942,749	12,775,716

Shareholder’s deficit:
Ordinary shares, 12,000 shares authorized, issued and outstanding	12	12
Paid-in capital	29,746	35,091
Accumulated deficit	(571,174)	(763,561)
Accumulated other comprehensive income	75	6,074

Total shareholder’s deficit	(541,341)	(722,384)

Total liabilities and shareholder’s deficit	$12,401,408	$12,053,332

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Three Months Ended December 31,
	2006	2007
Cash flows from operating activities:
Net loss	$(63,355)	$(2,574)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	196,316	196,118
Impairment of asset value	—	—
Provision for doubtful accounts	2,893	5,954
Foreign currency transaction (gain) loss	167	326
(Gain) loss on disposal of assets	26	—
Share-based compensation expense	2,503	1,261
Compensation cost paid by parent	795	—
Deferred income tax	(14,767)	(29,693)
Amortization and write-off of bond discount and issuance costs	11,667	20,445
Share in loss of affiliates	8,110	(46)
Loss on undesignated interest rate swap	83	11,942
Loss on prepayment of debt and other non-cash items	—	3,403
Changes in operating assets and liabilities:
Receivables	(44,060)	(18,692)
Prepaid expenses and other assets	54,957	(7,986)
Accounts payable and accrued liabilities	(54,804)	(79,766)
Deferred revenue	36,469	15,949
Accrued retirement benefits	(2,088)	(6,068)
Other long-term liabilities	3,485	16,299

Net cash provided by operating activities	138,397	126,872

Cash flows from investing activities:
Payments for satellites and other property and equipment	(40,407)	(175,217)
PanAmSat Acquisition Transactions, net of cash acquired	—	—
Other investing activities	—	546

Net cash used in investing activities	(40,407)	(174,671)

Cash flows from financing activities:
Repayments of long-term debt	298	(13,847)
Proceeds from issuance of long-term debt	—	—
New debt issuance costs	(1,739)	208
Proceeds from credit facility borrowings	—	—
Repayments of funding of capital expenditures by customer	—	—
Payment of premium on early retirement of debt	—	—
Principal payments on deferred satellite performance incentives	(5,270)	(5,177)
Principal payments on capital lease obligations	(4,473)	(2,086)

Net cash provided by (used in) financing activities	(11,184)	(20,902)

Effect of exchange rate changes on cash	(167)	(326)

Net change in cash and cash equivalents	86,639	(69,027)
Cash and cash equivalents, beginning of period	497,017	495,596

Cash and cash equivalents, end of period	$583,656	$426,569

INTELSAT, LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Twelve Months Ended December 31,
	2006	2007
Cash flows from operating activities:
Net loss	$(368,714)	$(191,889)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	701,517	784,120
Impairment of asset value	48,974	—
Provision for doubtful accounts	3,411	12,199
Foreign currency transaction gain	124	(482)
(Gain) loss on disposal of assets	(481)	262
Share-based compensation expense	2,666	5,046
Compensation cost paid by parent	18,146	288
Deferred income taxes	(14,876)	(37,701)
Amortization and write-off of bond discount and issuance costs	76,905	105,011
Share in loss of affiliates	32,410	6,838
Loss on undesignated interest rate swap	16,778	21,596
Loss on prepayment of debt and other non-cash items	—	13,351
Changes in operating assets and liabilities:
Receivables	(46,858)	(24,573)
Prepaid expenses and other assets	65,980	(38,309)
Accounts payable and accrued liabilities	(78,699)	(95,964)
Deferred revenue	13,939	17,041
Accrued retirement benefits	(3,011)	(6,982)
Other long-term liabilities	(19,655)	(12,831)

Net cash provided by operating activities	448,556	557,021

Cash flows from investing activities:
Payments for satellites and other property and equipment	(152,086)	(543,612)
PanAmSat Acquisition Transactions, net of cash acquired	(3,152,521)	—
Other investing activities	—	2,624

Net cash used in investing activities	(3,304,607)	(540,988)

Cash flows from financing activities:
Repayments of long-term debt	(655,057)	(1,661,580)
Proceeds from issuance of long-term debt	2,915,000	1,595,000
New debt issuance costs	(102,900)	(31,017)
Proceeds from credit facility borrowings	944,750	—
Repayments of funding of capital expenditures by customer	—	(41,282)
Payment of premium on early retirement of debt	—	(10,000)
Principal payments on deferred satellite performance incentives	(12,427)	(18,556)
Principal payments on capital lease obligations	(9,605)	(6,167)

Net cash provided by (used in) financing activities	3,079,761	(173,602)

Effect of exchange rate changes on cash	(124)	482

Net change in cash and cash equivalents	223,586	(157,087)
Cash and cash equivalents, beginning of period	360,070	583,656

Cash and cash equivalents, end of period	$583,656	$426,569

INTELSAT, LTD.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING

ACTIVITIES

TO FREE CASH FLOW FROM OPERATIONS

($ in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2007	2006	2007
	(in thousands)		(in thousands)
Net cash provided by operating activities	$138,397	$126,872	$448,556	$557,021
Payments for satellites and other property and equipment	(40,407)	(175,217)	(152,086)	(543,612)

Free cash flow from operations	$97,990	$(48,345)	$296,470	$13,409

Note:

Free cash flow from operations consists of net cash provided by operating activities, less payments for satellites and other property and equipment and associated capitalized interest. Free cash flow from operations is not a measurement of cash flow under GAAP. Intelsat believes free cash flow from operations is a useful measure of financial performance that shows a company’s ability to fund its operations. Free cash flow from operations is used by Intelsat in comparing its performance to that of its peers and is commonly used by analysts and investors in assessing performance. Free cash flow from operations does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. Free cash flow from operations is not a measure of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider free cash flow from operations as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.